Exhibit 5.1

K&L GATES llp 4350 LASSITER AT NORTH HILLS AVENUE SUITE 300 RALEIGH, NC 27609 T 919.743.7326 F 919.743.7358

September 2, 2021

Tenax Therapeutics, Inc.
One Copley Parkway
Suite 490 Morrisville, North Carolina 27560

Re: Tenax Therapeutics, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Tenax Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder for: (i) the registration of 750,000 additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, issuable pursuant to the Tenax Therapeutics, Inc. 2016 Stock Incentive Plan, as amended (the “2016 Plan”, and such shares, the “2016 Plan Shares”), and (ii) the registration of 350,000 shares of Common Stock of the Company, issuable pursuant to the Plan for Employee Inducement Stock Option Grants (the “Inducement Plan”, and such shares, the “Inducement Shares”, and the Inducement Plan together with the 2016 Plan, the “Plans”, and the Inducement Shares together with the 2016 Plan Shares, the “Shares”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, (iii) its Bylaws, (iv) the corporate actions of the Company’s Board of Directors, Compensation Committee and shareholders, as applicable, which authorize the registration of the Shares on the Registration Statement, the Plans and certain awards under the Inducement Plan (collectively, the “Existing Resolutions”) and (v) the Plans, and we also have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion. For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine and that the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a Share under the Plans; (b) the Shares will be evidenced by appropriate certificates, duly executed and delivered or by the book entry of the Shares by the transfer agent for the Company’s Common Stock; (c) the issuance of each Share will be duly noted in the Company’s stock ledger upon its issuance; (d) the Plans constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms; (e) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the Plans (or the award agreement issued thereunder); (f) prior to the issuance of any 2016 Plan Shares, the Company’s Board of Directors will duly authorize each award granted under the 2016 Plan pursuant to an award agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the 2016 Plan by resolutions (the “Additional Resolutions” and, together with the Existing Resolutions, the “Resolutions” ) duly adopted by the Company’s Board of Directors, and (g) the Resolutions will not have been revoked, modified or otherwise amended. Our opinion is subject to the effects of general principles of equity, whether considered in a proceeding at law or in equity. We have not verified any of the foregoing assumptions.

Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company pursuant to, and on the terms set forth in, the Plans and, when, and if, issued pursuant to the terms of the respective Plan, the applicable Resolutions and the applicable award agreement will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP